UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐
Definitive Proxy Statement

☒
Definitive Additional Materials

☐
Soliciting Material under Rule 14a-12

PetSmart, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:

(5)
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Date Filed:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: February 12, 2015

PetSmart, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21888	94-3024325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19601 North 27th Avenue, Phoenix, Arizona 85027

(Address of Principal Executive Offices) (Zip Code)

(623) 580-6100

(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

In connection with a senior notes offering by Argos Merger Sub Inc. (“Merger Sub”), PetSmart, Inc. (“PetSmart”) is disclosing under this Item 7.01 of this Current Report on Form 8-K the information included as Exhibit 99.1, which is being disclosed to prospective investors in a confidential preliminary offering memorandum dated February 12, 2015 (the “Preliminary Offering Memorandum”). This information, some of which has not been previously reported (including reconciliations of EBITDA and Adjusted EBITDA to net income; certain unaudited pro forma financial information of PetSmart as of November 2, 2014 and for the 52 weeks ended November 2, 2014, the 39 weeks ended November 2, 2014 and November 3, 2013 and the 52 weeks ended February 2, 2014; the pro forma capitalization table; the pro forma contractual obligations table; and revised disclosure with respect to certain litigation matters), is excerpted from the Preliminary Offering Memorandum. The information in this Current Report on Form 8-K, including the exhibit hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing with the Securities and Exchange Commission (“SEC”) made by PetSmart, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-looking Statements

This communication contains forward-looking statements regarding, among other things, statements related to PetSmart’s expectations for future performance, expectations regarding PetSmart’s profit improvement program, goals, plans, objectives and future events. PetSmart intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “outlook,” “guidance” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger, dated as of December 14, 2014, by and among Merger Sub, Argos Holdings Inc. and PetSmart (the “merger agreement”), (2) the failure to obtain PetSmart stockholder approval or the failure to satisfy any of the other closing conditions, (3) the risks related to the debt financing arrangements entered into in connection with the merger agreement, (4) the risks related to disruption of management’s attention from PetSmart’s ongoing business operations due to the transaction, (5) the effect of the announcement of the transaction on the ability of PetSmart to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally, (6) changes in general economic conditions, (7) the effectiveness of PetSmart’s profit improvement program in reducing costs and increasing profitability, (8) conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events, (9) PetSmart’s ability to compete effectively and maintain PetSmart’s supply chain, (10) PetSmart’s ability to effectively manage its growth and operations, (11) changes in PetSmart’s structure, and (12) changes in the legal or regulatory environment. Additional risks are described under Item 1A, “Risk Factors,” in PetSmart periodic filings with the SEC, including PetSmart’s annual report on Form 10-K for the year ended February 2, 2014 filed on March 27, 2014 and in PetSmart’s subsequently filed Form 10-Qs. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. PetSmart does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed transaction, PetSmart has filed with the SEC a definitive proxy statement and other documents relating to the proposed merger, including a form of proxy card, on February 2, 2015. The definitive proxy statement and form of proxy card have been mailed to PetSmart’s stockholders. BEFORE MAKING ANY VOTING DECISION, PETSMART’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. A free copy of documents filed by PetSmart may be obtained at the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com. In addition, investors and security holders may obtain a free copy of PetSmart’s definitive proxy statement and other documents filed by PetSmart by directing a re-quest to PetSmart Investor Relations, 19601 N. 27th Avenue, Phoenix, AZ 85027, (623) 587-2025.

PetSmart and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from PetSmart stockholders with respect to the pro-posed acquisition of PetSmart. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PetSmart’s Annual Report on Form 10-K for the fiscal year ended February 2, 2014, and its definitive proxy statement for the 2014 annual meeting of stockholders. Additional information regarding the interests of such individuals in the proposed acquisition of PetSmart is included in the definitive proxy statement and other relevant documents filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and PetSmart’s website at www.petsmartfacts.com.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Excerpts from the Argos Merger Sub Inc. Confidential Preliminary Offering Memorandum, dated February 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PetSmart, Inc.

Dated: February 12, 2015	By:	/s/ J. Dale Brunk
J. Dale Brunk
Vice President, Deputy General Counsel, and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Excerpts from the Argos Merger Sub Inc. Confidential Preliminary Offering Memorandum, dated February 12, 2015*

*	This Exhibit is being furnished and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference into future filings by PetSmart, Inc. under the Securities Act or under the Exchange Act, except as expressly set forth by specific reference in such a filing.

Exhibit 99.1

Excerpts from the Argos Merger Sub Inc.

Confidential Preliminary Offering Memorandum dated February 12, 2015

The inclusion of the information presented below should not be viewed as a determination that such information is material.

Summary Historical and Pro Forma Financial and Operating Information

The following table sets forth our summary historical consolidated financial data and summary unaudited pro forma consolidated financial data for the periods and as of the dates indicated. Our fiscal year is based on either a 52- or 53-week period ending on the Sunday nearest to January 31. Therefore, the financial results of certain fiscal years will not be exactly comparable to the prior or subsequent fiscal years or periods. Fiscal year 2011 and fiscal year 2013 each contain operating results for 52 weeks. Fiscal year 2012 contains operating results for 53 weeks. The nine month periods ended November 3, 2013 and November 2, 2014 each contain operating results for 39 weeks.

The summary historical financial data as of February 3, 2013 and February 2, 2014 and for each of the fiscal years ended January 29, 2012, February 3, 2013 and February 2, 2014 are derived from our audited consolidated financial statements, included elsewhere in this offering memorandum. The historical balance sheet data as of January 29, 2012 is derived from our audited consolidated financial statements not included in this offering memorandum.

The summary historical financial data as of November 3, 2013 and November 2, 2014 and for the 39 weeks ended November 3, 2013 and November 2, 2014 are derived from our unaudited condensed consolidated financial statements included elsewhere in this offering memorandum. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Our audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this offering memorandum do not reflect the impact of the Transactions.

The unaudited pro forma consolidated financial data for the 52 weeks ended November 2, 2014 have been derived by adding the unaudited pro forma consolidated financial data from our pro forma consolidated financial statements for fiscal 2013 to the unaudited pro forma consolidated financial data from our pro forma consolidated financial statement for the 39 weeks ended November 2, 2014 and then subtracting the unaudited pro forma consolidated financial data from our pro forma consolidated financial statement for the 39 weeks ended November 3, 2013 (each included in this offering memorandum). The unaudited pro forma consolidated statements of income give pro forma effect to the consummation of the Transactions as if they had occurred on February 4, 2013 and the unaudited pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred on November 2, 2014. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial data is presented for informational purposes only and does not purport to represent our financial condition or our results of operations had the Transactions occurred on or as of the dates noted above or to project the results for any future date or period.

The Merger will be accounted for using the acquisition method of accounting. The pro forma adjustments reflect adjustments required under GAAP for business combinations and are based upon, among other things, preliminary estimates of fair market values of assets acquired and liabilities assumed and certain assumptions that we believe are reasonable. Revisions to the preliminary estimates of fair market value may have a significant impact on the pro forma amounts of total assets, total liabilities and stockholders’ equity, depreciation and amortization expense, interest expense and income tax expense.

The summary historical data presented below are not necessarily indicative of the results to be expected for any future period. The summary historical and unaudited pro forma consolidated financial data set forth below should be read in conjunction with the information included under the headings “The Transactions,” “Unaudited Pro Forma Consolidated Financial Information,” “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and related notes thereto appearing elsewhere in this offering memorandum.

1

	Historical					Pro Forma
						52 Weeks
	Fiscal Year Ended			39 Weeks Ended		Ended
	January 29,	February 3,	February 2,
	2012	2013(1)	2014	November 3,	November 2,	November 2,
(In thousands)	(52 weeks)	(53 weeks)	(52 weeks)	2013	2014	2014(2)
				(unaudited)	(unaudited)	(unaudited)
Statement of Income Data:
Merchandise sales	$5,401,731	$5,979,604	$6,111,702	$4,502,272	$4,557,366	$6,166,796
Service sales	674,859	740,471	766,006	580,474	609,716	795,248
Other revenue(3)	36,714	38,162	38,919	29,015	31,106	41,010
Net sales	6,113,304	6,758,237	6,916,627	5,111,761	5,198,188	7,003,054
Cost of merchandise sales	3,783,951	4,124,432	4,222,542	3,123,671	3,194,731	4,305,878
Cost of service sales	488,216	533,504	539,229	409,136	414,233	544,326
Cost of other revenue	36,714	38,162	38,919	29,015	31,106	41,010
Total cost of sales	4,308,881	4,696,098	4,800,690	3,561,822	3,640,070	4,891,214
Gross profit	1,804,423	2,062,139	2,115,937	1,549,939	1,558,118	2,111,840
Operating, general and administrative expenses	1,301,304	1,410,922	1,422,619	1,073,202	1,072,394	1,473,232
Operating income	503,119	651,217	693,318	476,737	485,724	638,608
Interest expense, net	(56,842)	(54,329)	(51,779)	(38,926)	(38,634)	(472,376)
Income before income tax expense and equity income from Banfield	446,277	596,888	641,539	437,811	447,090	166,232
Income tax expense	(166,960)	(223,329)	(239,444)	(161,094)	(169,164)	(62,865)
Equity income from Banfield	10,926	15,970	17,425	11,287	16,112	22,250
Net income	$290,243	$389,529	$419,520	$288,004	$294,038	$125,617

Statement of Cash Flows Data:
Net cash provided by operating activities	$575,420	$653,007	$615,180	$341,273	$353,717
Net cash used in investing activities	$(155,358)	$(114,611)	$(138,191)	$(105,781)	$(230,765)
Net cash used in financing activities	$(369,408)	$(545,913)	$(520,233)	$(272,012)	$(234,638)

Balance Sheet Data (at period end):
Cash and cash equivalents(4)	$342,892	$335,155	$285,622	$295,868	$173,346	$40,000
Short-term investments	$20,311	$9,150	—	$1,967	—	—
Working capital(5)	$582,582	$562,244	$523,898	$641,706	$573,701	$452,662
Total assets	$2,544,084	$2,536,981	$2,521,968	$2,595,982	$2,709,497	$9,695,102
Total debt(6)	$559,492	$526,159	$541,659	$527,312	$521,137	$6,721,137
Total stockholders’ equity	$1,153,829	$1,123,592	$1,093,782	$1,205,074	$1,238,846	$2,233,852

Other Financial Data:
Capital expenditures	$120,720	$138,467	$146,822	$112,435	$105,344	$139,731
EBITDA(7)	$751,019	$905,593	$946,174	$664,818	$678,313	$959,669
Adjusted EBITDA(7)	$781,321	$906,655	$953,535	$672,695	$697,727	$1,089,489
Free Cash Flow(7)(8)	$546,250	$653,330	$691,298	$474,118	$503,922	$832,024

2

	Pro Forma
	52 Weeks
	Ended
	November 2,
(In thousands except ratios)	2014(2)
	(unaudited)
Other Pro Forma Data:
Cash interest expense(9)	$472,376
Ratio of Adjusted EBITDA to cash interest expense	2.3	x
Ratio of total debt to Adjusted EBITDA(10)	6.1	x

	Historical
	Fiscal Year Ended			39 Weeks Ended
	January 29,	February 3,	February 2,
	2012	2013(1)	2014	November 3,	November 2,
	(52 weeks)	(53 weeks)	(52 weeks)	2013	2014
				(unaudited)	(unaudited)
Selected Operating Data:
Stores open at end of period	1,232	1,278	1,333	1,314	1,387
Square footage at end of period	27,247,399	27,831,435	28,460,649	28,194,066	29,169,807
Net sales growth	7.4%	10.5%	2.3%	4.8%	1.7%
Increase in comparable store sales(11)	5.4%	6.3%	2.7%	3.2%	(0.4)%
Merchandise inventories (in thousands)	$644,864	$679,090	$740,302	$797,533	$857,340
Average inventory per store (in thousands)(12)	$523	$531	$555	$607	$618

(1)	The year ended February 3, 2013 consisted of 53 weeks while the other fiscal year periods presented consisted of 52 weeks. As a result, all comparisons for the year ended February 3, 2013 reflect the impact of one additional week. The estimated impact of this additional week resulted in the following increases: net sales, $126.0 million; gross profit, $48.3 million; operating, general and administrative expenses, $18.3 million; income before income tax expense and equity income from Banfield, $29.9 million; and net income, $18.6 million.

(2)	As adjusted to give effect to the Transactions as if they had occurred on February 4, 2013 in the case of statement of income data and on November 2, 2014 in the case of balance sheet data. See “Unaudited Pro Forma Consolidated Financial Information.”

(3)	In accordance with our master operating agreement with Banfield, we charge Banfield license fees for the space used by the veterinary hospitals and for its portion of specific operating expenses. The license fees and the reimbursements for specific operating expenses are included in other revenue.

(4)	The historical cash and cash equivalents amounts exclude restricted cash of $70.2 million, $71.9 million and $71.2 million as of January 29, 2012, February 3, 2013 and February 2, 2014, respectively, and $71.2 million and $81.4 million as of November 3, 2013 and November 2, 2014, respectively. Such restricted cash consists of the cash deposit we are required to pledge as collateral under the Existing Stand-alone Letter of Credit Facility in an amount equal to 103% of the amount of outstanding letters of credit, and with respect to the amount as of November 2, 2014, also includes $10.0 million we deposited into an escrow as a source of funds to satisfy indemnification obligations of former equity holders in connection with our acquisition of Pet360. The pro forma cash and cash equivalents as of November 2, 2014 excludes restricted cash of $10.0 million held in escrow in connection with our Pet360 acquisition.

(5)	Working capital is defined as total current assets less total current liabilities.

(6)	Historical amounts represent capital lease obligations and other financing activities related to corporate jets. Pro forma total debt as of November 2, 2014 represents the total debt on a pro forma basis after giving effect to the Transactions, and has not been reduced for the estimated original issue discount of $43.0 million for the New Term Loan Facility and the estimated debt issuance costs of $139.5 million to be paid to creditors in connection with the Transactions. See “Unaudited Pro Forma Consolidated Financial Information.”

(7)	We define EBITDA as net income, plus income tax expense, interest expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items permitted in calculating covenant compliance under the indenture governing the notes and the credit agreements governing the New Senior Secured Credit Facilities. We describe these adjustments reconciling net income to Adjusted EBITDA in the table below. The indenture that will govern the notes and the credit agreements that will govern the New Senior Secured Credit Facilities will permit us to make all of the above adjustments in calculating “EBITDA” as defined in and pursuant to such agreements and may permit us to exclude other charges and expenses and make other or different adjustments in calculating “EBITDA” as defined in and pursuant to such agreements in future periods. Certain of the material covenants in the indenture that will govern the notes and the credit agreements that will govern the New Senior Secured Credit Facilities are described in “Description of Other Indebtedness” and “Description of Notes.”

We present EBITDA and Adjusted EBITDA because we believe that investors consider them to be important supplemental measures of our performance and believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA are not required by, and are not presented in accordance with, GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing our operating results and liquidity.

3

Our EBITDA and Adjusted EBITDA measures have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect costs or cash outlays for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	they do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and
•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.

Below is a reconciliation of net income to EBITDA and Adjusted EBITDA, and Adjusted EBITDA to Free Cash Flow, for the periods presented:

	Historical					Pro Forma
						52 Weeks
	Fiscal Year Ended			39 Weeks Ended		Ended
	January 29,	February 3,	February 2,
	2012	2013(1)	2014	November 3,	November 2,	November 2,
(In thousands)	(52 weeks)	(53 weeks)	(52 weeks)	2013	2014	2014
				(unaudited)	(unaudited)	(unaudited)
Net income(a)	$290,243	$389,529	$419,520	$288,004	$294,038	$125,617
Provision for income taxes	166,960	223,329	239,444	161,094	169,164	62,865
Interest expense	56,842	54,329	51,779	38,926	38,634	472,376
Depreciation and amortization expense	236,974	238,406	235,431	176,794	176,477	298,811
EBITDA	$751,019	$905,593	$946,174	$664,818	$678,313	$959,669

Adjustments:
Stock based compensation(b)	27,989	29,957	28,300	21,353	14,794	21,741
Loss on disposal of assets(c)	6,882	5,742	3,927	1,914	5,706	7,719
Rent expense adjustment(d)	(4,223)	(6,813)	(6,458)	(5,316)	(6,390)	(7,532)
Amortization of deferred lease incentives(e)	(2,375)	(2,683)	(3,382)	(2,450)	(2,783)	(3,715)
Capitalized internal labor(f)	(4,959)	(5,065)	(4,948)	(4,038)	(2,979)	(3,889)
Reserve for closed stores(g)	243	(1,281)	(4,780)	(3,080)	(647)	(2,347)
Deferred compensation adjustment(h)	267	635	368	225	69	212
Bonus accrual versus cash paid(i)	(768)	2,911	(1,640)	—	—	(1,125)
Out of period adjustments(j)	—	414	(414)	(503)	(12)	(463)
Non-recurring items(k)	7,246	7,123	(3,612)	(228)	(2,346)	(5,730)
Cost savings(l)	—	—	—	—	—	110,947
Cost of project/initiative implementation(m)	—	—	—	—	14,002	14,002
Impact of 53rd week(n)	—	(29,878)	—	—	—	—
Adjusted EBITDA	$781,321	$906,655	$953,535	$672,695	$697,727	$1,089,489

Capital expenditures	$120,720	$138,467	$146,822	$112,435	$105,344	$139,731
Capital lease expense	114,351	114,858	115,415	86,142	88,461	117,734
Free Cash Flow	$546,250	$653,330	$691,298	$474,118	$503,922	$832,024

(a)	Includes the equity income from Banfield of $10.9 million, $16.0 million and $17.4 million in fiscal years 2011, 2012 and 2013, respectively, of $11.3 million and $16.1 million for the 39 weeks ended November 3, 2013 and November 2, 2014, respectively, and of $22.3 million for the LTM ended November 2, 2014.

(b)	Reflects a non-cash adjustment for our stock-based compensation plans for each respective period.

(c)	Represents non-cash losses from the disposal of property and equipment, including the $3.2 million non-cash impairment charge for the corporate aircraft held for sale during the 39 weeks ended November 2, 2014.

(d)	Represents the difference between straight-line rent expense and cash basis rent expense.

(e)	Eliminates the non-cash impact of deferred lease incentive amortization.

(f)	Represents internal capitalized labor costs for project developments. The adjustment represents converting these costs to cash as it is the assumption that these employees would presumably continue to work for PetSmart in another capacity.

(g)	Represents the difference between the expense recorded to arrive at operating income and cash paid for closed stores. The adjustment presents Adjusted EBITDA on a cash basis.

(h)	Represents the exclusion of the net non-cash gains and losses related to our non-qualified deferred compensation plan and Rabbi Trust.

(i)	Represents the impact of differences between our corporate/store bonus program expense amounts and actual cash payments.

4

(j)	Represents expenses in fiscal year 2012 related to Hurricane Sandy and insurance related recoveries received in fiscal year 2013 and the 39 weeks ended November 2, 2014 and correction of out of period cash shortages expense in fiscal year 2013 to fiscal year 2012.

(k)	Represents non-recurring items affecting operating income related to (1) management equity unit compensation of $11.5 million, $10.2 million and $3.4 million in fiscal years 2011, 2012 and 2013, respectively, of $3.8 million and $1.4 million for the 39 weeks ended November 3, 2013 and November 2, 2014, respectively, and of $1.0 million for the LTM ended November 2, 2014, (2) a one-time service fee received from Banfield in fiscal year 2012 of $1.0 million, (3) costs incurred in connection with the Pet360 acquisition of $1.8 million for the 39 weeks ended November 2, 2014 and the LTM ended November 2, 2014, respectively, (4) activist shareholder defense costs of $1.6 million for the 39 weeks ended November 2, 2014 and the LTM ended November 2, 2014, respectively, and (5) insurance reserves of $4.2 million, $2.1 million and $7.0 million in fiscal years 2011, 2012 and 2013, respectively, of $4.0 million and $7.1 million for the 39 weeks ended November 3, 2013 and November 2, 2014, respectively, and of $10.0 million for the LTM ended November 2, 2014. We discontinued the management equity compensation program in fiscal year 2011.

(l)	Represents cost savings that have already been secured (already realized, agreed to and/or executed) related to (1) reduction in workforce of $16.8 million, (2) regulatory reporting and compliance costs, reduced directors and officers insurance costs, exchange fees and such other public company operating costs that we do not expect will continue after the consummation of the Transactions of $3.6 million, (3) the aviation department closure of $3.8 million, and (4) cost savings initiatives implemented under the Profit Improvement Program of $86.7 million.

Cost savings initiatives implemented under the Profit Improvement Program in the LTM ended November 2, 2014 are comprised of cost savings in each of the following categories:

Pro Forma
52 Weeks
Ended
November 2,
(In thousands)	2014
(unaudited)

Consumables cost of sales	$35,000
Distribution	12,500
Marketing	16,100
Real Estate	6,700
Corporate Services and Information Services	11,700
Other	4,700
Cost savings under the Profit Improvement Program	$86,700

(m)	Represents one-time costs associated with implementing initiatives under the Profit Improvement Program, excluding the $3.2 million non-cash impairment charge for the corporate aircraft held for sale during the 39 weeks ended November 2, 2014 included in item (c) above and $1.1 million of stock-based compensation forfeitures as a result of the reduction in force during the 39 weeks ended November 2, 2014 included in item (b) above.

(n)	Fiscal year 2012 includes 53 weeks and fiscal years 2011 and 2013 include 52 weeks. Reflects management’s estimate of the impact of the 53rd week in 2012.

(8)	We define Free Cash Flow as Adjusted EBITDA, less capital expenditures and capital lease expenses.

We present Free Cash Flow because we believe that investors consider it to be an important supplemental measure of our performance and believe this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Free Cash Flow is not required by, and is not presented in accordance with, GAAP. The items excluded from Free Cash Flow are significant in assessing our operating results and liquidity.

(9)	Cash interest expense for the pro forma 52 weeks ended November 2, 2014 is calculated using assumed interest rates on the notes offered hereby and on the $4,300.0 million in borrowings expected to be made under the New Term Loan Facility as of the closing of the Transactions. Estimated interest rates are based on assumptions of the rates to be effective upon the closing of the Transactions. The pro forma interest expense also includes interest expense related to our capital leases. See “Unaudited Pro Forma Consolidated Financial Information.”

(10)	The ratio of total debt to Adjusted EBITDA is determined by dividing the total debt as of November 2, 2014 on a pro forma basis after giving effect to the Transactions (but without reduction for the expected original issue discount for the New Term Loan Facility or debt issuance costs to be paid to creditors in connection with the Transactions), net of cash and cash equivalents, by Adjusted EBITDA for the LTM ended November 2, 2014.

(11)	Comparable store sales, or sales in stores open at least one year, including internet sales, were calculated on an equivalent 52-week basis for the year ended February 2, 2014, as compared to the 52 weeks ended February 3, 2013. Comparable store sales were calculated on an equivalent 53-week basis for the year ended February 3, 2013, as compared to the 53 weeks ended February 5, 2012. Without the additional week in 2012, comparable store sales growth would have been 6.5%, as compared to 6.3% calculated on a 53-week basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Assess the Performance of Our Business—Comparable Store Sales.”

(12)	Represents merchandise inventories divided by stores open at end of period.

5

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of November 2, 2014 on:

•	an actual basis; and

•	an as adjusted basis to give effect to the Transactions.

You should read this table in conjunction with “The Transactions,” “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Information,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our historical financial statements and the related notes to those financial statements included elsewhere in this offering memorandum.

	As of November 2, 2014
	Actual	As Adjusted
(in thousands)	(unaudited)
Cash and Cash Equivalents(1)	$254,783	$50,000
Debt:
Existing Credit Facilities(2)	$—	$—
New ABL Facility(3)	—	—
New Term Loan Facility(4)	—	4,300,000
Capital leases	521,137	521,137
Notes offered hereby(5)	—	1,900,000
Total debt	521,137	6,721,137
Total equity(1)(6)	1,238,846	2,302,678
Total capitalization	$1,759,983	$9,023,815

(1)	As of November 2, 2014, we had an aggregate of $254.8 million in cash and cash equivalents, including restricted cash of $81.4 million (pledged as collateral under the Existing Stand-alone Letter of Credit Facility or held in escrow as a source of funds to satisfy indemnification obligations of the former equity holders in connection with our acquisition of Pet360, Inc.), without giving effect to the Transactions. We expect that at the time of the closing of the Transactions (prior to giving effect to the Transactions), our cash and cash equivalents will be approximately $475.0 million and that approximately $425.0 million of the cash and cash equivalents balance at closing will be used to fund the Transactions, with $40.0 million of the remainder available as cash for working capital to fund operations and $10.0 million of the remainder held as restricted cash for the escrow in connection with our acquisition of Pet360. To the extent that our cash and cash equivalents balance at the time of the closing of the Transactions is greater than $254.8 million, such additional cash and cash equivalents will be used to fund the Transactions, and the cash equity contribution described in footnote (6) below will be reduced by the difference between the cash balance at closing used to fund the Transactions and $254.8 million. To the extent that our cash and cash equivalents balance at the time of the closing of the Transactions is less than $254.8 million, the cash equity contribution described in footnote (6) below will be increased by the difference between the cash balance at closing used to fund the Transactions and $254.8 million.

(2)	As of November 2, 2014, we had (i) no borrowings and $13.7 million in stand-by letter of credit issuances under the Existing Revolving Credit Facility and (ii) $69.2 million in letters of credit outstanding under the Existing Stand-alone Letter of Credit Facility. In connection with the Transactions, we will terminate the Existing Credit Facilities although certain letters of credit thereunder will remain in place under the New ABL Facility. The Existing Revolving Credit Facility and the Existing Stand-alone Letter of Credit Facility will be terminated. For a description of the Existing Credit Facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Pre-Transactions—Existing Credit Facilities.”

(3)	In connection with the Transactions, we will enter into the New ABL Facility, which we expect will provide for a five-year senior secured asset-based revolving credit facility of up to $750.0 million, subject to a borrowing base. As of November 2, 2014, on a pro forma basis after giving effect to the Transactions, our unused availability under our New ABL Facility would have been approximately $750.0 million, subject to a borrowing base. Because the borrowing capacity under our New ABL Facility depends, in part, on the amount of our inventory, accounts receivable and credit card receivables, which may fluctuate from time to time, such amount may not reflect actual borrowing capacity. We do not expect to borrow under the New ABL Facility in connection with the Transactions. See “Description of Other Indebtedness—New ABL Facility.”

(4)	In connection with the Transactions, we will enter into the New Term Loan Facility, which we expect will provide for a seven-year senior secured term loan facility of $4,300.0 million. The amount shown excludes any original issue discount. Any original issue discount will be amortized and included as interest expense in our statement of income and comprehensive income over the life of the term loans. See “Description of Other Indebtedness—New Term Loan Facility.”

(5)	Represents the aggregate principal amount of the notes offered hereby.

(6)	On a pro forma basis after giving effect to the Transactions, reflects the approximate cash equity contribution to be made by the Investor Group (other than Longview) and certain other investors, arranged by and/or designated by BC Partners, and the 3,012,050 shares of PetSmart common stock to be contributed by Longview immediately prior to the consummation of the Merger, which shares will be cancelled and not be converted into the right to receive the Acquisition Consideration.

6

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements have been developed by applying pro forma adjustments to our historical audited and unaudited consolidated financial statements included elsewhere in this offering memorandum. The unaudited pro forma consolidated statements of income give pro forma effect to the consummation of the Transactions as if they had occurred on February 4, 2013. The unaudited pro forma consolidated balance sheet gives pro forma effect to the consummation of the Transactions as if they had occurred on November 2, 2014. The unaudited pro forma consolidated statement of income for the 52 weeks ended November 2, 2014 has been derived by adding the financial data from our pro forma consolidated statement of income for the fiscal year ended February 2, 2014 to the financial data from our unaudited pro forma consolidated statement of income for the 39 weeks ended November 2, 2014 and subtracting the financial data from our unaudited pro forma consolidated statement of income for the 39 weeks ended November 3, 2013. The pro forma consolidated financial information for the 52 weeks ended November 2, 2014 has been included in this offering memorandum in order to provide investors with historical and pro forma information for the latest practicable 52-week period. The adjustments are limited to amounts that are directly attributable to the Transactions, factually supportable, and with respect to the pro forma consolidated statements of income, expected to have a continuing impact.

The unaudited pro forma adjustments reflected herein are preliminary and based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial data is presented for informational purposes only. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma consolidated financial data should be read in conjunction with the information included under “The Transactions,” “Use of Proceeds,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and related notes included elsewhere in this offering memorandum. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma consolidated financial statements.

The Merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, under GAAP. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that we believe are reasonable. Management, with the assistance of an independent third party, has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The actual adjustments to our consolidated financial statements upon the closing of the Merger will depend on a number of factors, including additional information available and our net assets on the closing date of the Merger. In addition, this pro forma presentation does not contemplate changes in tax structure, accounting policies or synergy benefits. We have also assumed for purposes of this presentation that all outstanding shares (other than the shares being contributed to Holdings by Longview) will receive the Acquisition Consideration and have not made any adjustments in connection with liabilities (including any interest expense related thereto) that may result from any appraisal rights proceedings. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this offering memorandum, we have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in note (b) to the unaudited pro forma consolidated balance sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable intangible assets that existed as of the closing date of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets. Any such changes could differ materially from the valuations and purchase price allocations presented in the accompanying unaudited pro forma consolidated financial statements.

7

Unaudited Pro Forma Consolidated Balance Sheet as of November 2, 2014

(In thousands)

	Historical			Pro Forma
	(unaudited)	Adjustments		(unaudited)
ASSETS

Cash and cash equivalents	$173,346	$(133,346	)(a)	$40,000
Restricted cash	81,437	(71,437	)(a)	10,000
Receivables, net	73,745	—		73,745
Merchandise inventories	857,340	84,560	(b)	941,900
Deferred income taxes	71,940	12,655	(c)	84,595
Income tax receivable	—	29,529	(c)	29,529
Assets held for sale	28,546	—		28,546
Prepaid expenses and other current assets	103,567	—		103,567
Total current assets	1,389,921	(78,039)		1,311,882
Property and equipment, net	922,943	138,600	(b)	1,061,543
Equity investment in Banfield	34,577	183,423	(b)	218,000
Deferred income taxes	106,792	—		106,792
Goodwill	194,411	4,485,532	(b)	4,679,943
Intangible assets	732	2,239,600	(b)	2,240,332
Other noncurrent assets	60,121	16,490	(d)	76,611
Total assets	$2,709,497	$6,985,606		$9,695,103

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and bank overdraft	$281,049	$—		$281,049
Accrued payroll, bonus and employee benefits	151,470	—		151,470
Accrued occupancy expenses and deferred rents	79,742	—		79,742
Short-term debt	—	43,000	(e)	43,000
Current maturities of capital lease obligations	71,705	—		71,705
Other current liabilities	232,254	—		232,254
Total current liabilities	816,220	43,000		859,220
Capital lease obligations	449,432	—		449,432
Long-term debt	—	5,974,500	(e)	5,974,500
Deferred rents	60,219	—		60,219
Other noncurrent liabilities	144,780	(26,900	)(b)	117,880
Total liabilities	1,470,651	5,990,600		7,461,251
Commitments and contingencies
Stockholders’ equity:
Historical net equity	1,238,846	(1,238,846	)(f)	—
Deficit		(68,826	)(f)	(68,826)
Contributed capital by Sponsor	—	2,302,678	(a)	2,302,678
Total stockholders’ equity	1,238,846	995,006		2,233,852
Total liabilities and stockholders’ equity	$2,709,497	$6,985,606		$9,695,103

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

8

Notes to Unaudited Pro Forma Consolidated Balance Sheet

The pro forma consolidated financial information has been derived by the application of pro forma adjustments to our historical financial statements as of November 2, 2014. Adjustments to the unaudited pro forma consolidated balance sheet are described in the notes below:

(a)	The following table summarizes the estimated sources and uses of proceeds in connection with the Transactions, assuming the Transactions occurred on November 2, 2014. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Transactions depending upon several factors, including differences from our estimation of fees and expenses.

Sources (in thousands)	Amount
Cash on hand(1)	$254,783
New ABL Facility(2)	—
New Term Loan Facility(3)	4,300,000
Notes offered hereby(4)	1,900,000
Rollover capital leases	521,137
Equity contribution(1)(5)	2,302,678
Total sources	$9,278,598

Uses (in thousands)	Amount
Cash purchase of equity(6)	$8,397,461
Cash for working capital	50,000
Refinancing of existing credit facilities	—
Estimated fees and expenses(7)	310,000
Rollover capital leases	521,137
Total uses	$9,278,598

(1)	As of November 2, 2014, we had an aggregate of $254.8 million in cash and cash equivalents, including restricted cash of $81.4 million (with $71.4 million pledged as collateral under the Existing Stand-alone Letter of Credit Facility and $10.0 million held in escrow as a source of funds to satisfy indemnification obligations of the former equity holders in connection with our acquisition of Pet360, Inc.), without giving effect to the Transactions. We expect that at the time of the closing of the Transactions (prior to giving effect to the Transactions), our cash and cash equivalents will be approximately $475.0 million and that approximately $425.0 million of the cash and cash equivalents balance at closing will be used to fund the Transactions, with $40.0 million of the remainder available as cash for working capital to fund operations and $10.0 million of the remainder held as restricted cash for the escrow in connection with our acquisition of Pet360, Inc. For the unaudited pro forma consolidated balance sheet, we have shown the reduction to cash of $133.3 million and the reduction to restricted cash of $71.4 million (as the letters of credit outstanding under the Existing Stand-alone Letter of Credit Facility will remain in place under the New ABL Facility and the cash collateral backstopping any such letters of credit will be released) to reflect the use of cash after giving effect to the Transactions. To the extent that our cash and cash equivalents balance at the time of closing of the Transactions is greater than $254.8 million, such additional cash and cash equivalents will be used to fund the Transactions, and the cash equity contribution described in footnote (5) below will be reduced by the difference between the cash balance at closing used to fund the Transactions and $254.8 million. To the extent that our cash and cash equivalents balance at the time of closing of the Transactions is less than $254.8 million, the cash equity contribution described in footnote (5) below will be increased by the difference between the cash balance at closing used to fund the Transactions and $254.8 million.

(2)	In connection with the Transactions, we will enter into the New ABL Facility which we expect will provide for a five-year senior secured asset-based revolving credit facility of up to $750.0 million, subject to a borrowing base. We do not expect to borrow under the New ABL Facility in connection with the Transactions.

(3)	In connection with the Transactions, we will enter into the New Term Loan Facility, which we expect will provide for a seven-year senior secured term loan facility of $4,300.0 million. The amount shown excludes the original issue discount of 1%, or $43.0 million, which will be amortized and included as interest expense in our consolidated statement of income over the life of the term loans.

(4)	Represents the aggregate principal amount of the notes offered hereby.

(5)	Represents the approximate cash equity contribution to be made by the Investor Group (other than Longview) and certain other investors, arranged by and/or designated by BC Partners, and the 3,012,050 shares of PetSmart common stock to be contributed by Longview immediately prior to the consummation of the Merger, which shares will be cancelled and not be converted into the right to receive the Acquisition Consideration.

(6)	Reflects our estimate of the total consideration to be paid to holders of all of the issued and outstanding shares of PetSmart common stock that are entitled to receive the Acquisition Consideration and the settlement of vested and unvested stock options, restricted stock, restricted stock units, and performance share units in the Merger. This amount assumes that all of the outstanding shares will receive the Acquisition Consideration and we have not made any adjustments for any potential liabilities resulting from any appraisal rights proceedings. Amounts not paid at the closing of the Transactions as a result of appraisal rights may be used by us for other general purposes.

9

(7)	Reflects our estimate of fees and expenses associated with the Transactions in the amounts of $310.0 million, including the original issue discount for the New Term Loan Facility of $43.0 million, debt financing costs of $156.0 million (of which $16.5 million was paid to third parties and $139.5 million was paid to creditors), initial purchaser discounts, underwriting and other financing fees, advisory fees and other transaction costs and professional fees. To the extent any financing fees, original issue discount and other fees and expense exceed the estimated amounts, we expect to fund such amounts with cash on our balance sheet at the closing of the Transactions. Most of these costs will be incurred either at the closing of the Transactions or during a short period after the Merger closing date. Included in the estimated fees and expenses are non-recurring deal fees and expenses such as professional fees, M&A financial advisory fees, one-time bridge commitment fees and other transaction costs of $111.0 million. Due to the absence of a continuing impact on our operations, as well as capitalizing the financing related expenses, these charges have been excluded from the adjustments to the unaudited pro forma consolidated statements of income.

(b)	The Merger will be accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations, under GAAP. Under the acquisition method of accounting, the total estimated purchase price of the Merger, calculated as described below, is allocated to the net tangible and intangible assets based upon their estimated fair values. Such valuations are based on available information and certain assumptions that we believe are reasonable. Management, with the assistance of an independent third party, has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The final determination of these estimated fair values is subject to completion of an ongoing assessment and will be available after the completion of the Transactions. The results of the final allocation could be materially different from the preliminary allocation set forth in this offering memorandum and may result in material adjustments to the unaudited pro forma consolidated balance sheet, including but not limited to identifiable intangible assets, goodwill, inventory, and property and equipment.

The following table sets forth the preliminary allocation of the purchase price as reflected in the unaudited pro forma consolidated balance sheet as of November 2, 2014:

(in thousands)	Amount
Cash paid to acquire PetSmart’s equity interests(1)	$8,397,461
Less: Historical book value of net assets acquired	1,238,846
Excess of costs of acquisition over net assets acquired	$7,158,615

Allocated to:
Merchandise inventories(2)	$84,560
Property and equipment, net	138,600
Equity investment in Banfield	183,423
Intangible assets(3)	2,239,600
Goodwill	4,485,532
Pet360 contingent consideration adjustment (Other noncurrent liabilities)(4)	26,900
Total adjustment	$7,158,615

(1)	The source of the $8,397.5 million in cash paid to acquire PetSmart’s equity interests is the New Term Loan Facility of $4,300.0 million, the notes offered hereby of $1,900.0 million, $254.8 million of cash and cash equivalents as of November 2, 2014, and an equity contribution of $2,302.7 million by the new owners, all reduced by $310.0 million of fees and expenses incurred in connection with the Transactions, $40.0 million of cash to remain for working capital, and $10.0 million of restricted cash to remain in escrow for the Pet360 acquisition. To the extent that our cash and cash equivalents balance at the time of closing of the Transactions is greater than $254.8 million, such additional cash and cash equivalents will be used to fund the Transactions, and the cash equity contribution will be reduced by the difference between the cash balance at closing used to fund the Transactions and $254.8 million. To the extent that our cash and cash equivalents balance at the time of closing of the Transactions is less than $254.8 million, the cash equity contribution will be increased by the difference between the cash balance at closing used to fund the Transactions and $254.8 million.

(2)	Due to our normal inventory turns of approximately 4 times per year, we believe the step-up in the value of merchandise inventories would not have a continuing impact on our cost of sales, and therefore no adjustment has been made to the unaudited pro forma consolidated statements of income for inventory.

10

(3)	The preliminary allocations included in the unaudited pro forma consolidated balance sheet for intangible assets are as follows:

	Average remaining	Intangible assets
	useful lives	acquired
	(in years)	(in thousands)
PetSmart Trade Name Portfolio	Indefinite	$2,151,000
Non-Compete Agreements	1.5	60,000
Proprietary Software	3.0	1,400
Pet360 Intangible Assets:
eCommerce Trade Name and Trademarks	Indefinite	7,800
Other Pet360 Trade Names and Trademarks	5.0	2,700
Content	8.0	8,400
Technology	2.0	700
Customer Relationships	5.1	7,600
Total Intangible Assets		$2,239,600

(4)	Adjustment represents the adjustment to the initial liability recorded for the contingent consideration related to the Earnout for the Pet360 acquisition. The contingent consideration was recorded at fair value using preliminary estimates at $28.0 million at November 2, 2014. We have subsequently received the valuation of the Pet360 acquisition by an independent third party, which valued the contingent consideration at $1.1 million as of the date of the acquisition.

(c)	Adjustments to deferred income taxes of $12.7 million and income tax receivable of $29.5 million represents the $42.2 million total tax benefit on the $111.0 million of non-recurring deal fees and expenses such as professional fees, M&A financial advisory fees, one-time bridge commitment fees and other transaction costs at a statutory rate of 38.0%. The actual amount of the income tax receivable will be determined based on the application of the Federal tax regulations affecting the deductibility of transaction fees.

(d)	Adjustment to other noncurrent assets represents the costs paid to third parties for financing the Transactions (including rating agency fees), which are capitalized as debt financing costs, estimated to be $16.5 million. The $16.5 million is one of the components of the $310.0 million in total estimated fees and expenses as noted in footnote (a), item (7).

(e)	Adjustments reflect new indebtedness issued in connection with the Transactions consisting of our notes offered hereby and our New Term Loan Facility, net of the original issue discount for the New Term Loan Facility and debt issuance costs paid to creditors.

New Indebtedness
(in thousands)	Amount
Aggregate principal amount of notes offered hereby	$1,900,000
Aggregate principal amount of New Term Loan Facility	4,300,000
Original issue discount for the New Term Loan Facility	(43,000)
Debt issuance costs paid to creditors	(139,500)
Total new indebtedness	$6,017,500

Short-term portion of new indebtedness	$43,000
Long-term portion of new indebtedness	5,974,500
Total new indebtedness	$6,017,500

(f)	Adjustment reflects the elimination of the historical net equity of $1,238.8 million in connection with the Transactions. Additionally, represents the adjustment to retained (earnings) deficit relating to the estimated fees and expenses paid directly attributable to the Transactions and its related tax effect, calculated at a statutory rate of 38.0%.

(in thousands)	Retained (earnings) deficit Amount
Estimated fees and expenses	$310,000
Less: Original issue discount for the New Term Loan Facility	(43,000)
Less: Deferred financing costs	(155,990)
Sub Total	111,010
Less: tax effect	(42,184)
Total retained (earnings) deficit	$68,826

11

Unaudited Pro Forma Consolidated Statement of Income for the 52 weeks ended November 2, 2014

(In thousands)

	Historical			Pro Forma
	(unaudited)	Adjustments		(unaudited)
Merchandise sales	$6,166,796	$—		$6,166,796
Services sales	795,248	—		795,248
Other revenue	41,010	—		41,010
Net sales	7,003,054	—		7,003,054
Cost of merchandise sales	4,293,602	12,276	(a)	4,305,878
Cost of services sales	544,326	—		544,326
Cost of other revenue	41,010	—		41,010
Total cost of sales	4,878,938	12,276		4,891,214
Gross profit	2,124,116	(12,276)		2,111,840
Operating, general and administrative expenses	1,421,811	51,421	(a)	1,473,232
Operating income	702,305	(63,697)		638,608
Interest expense, net	(51,487)	(420,889	)(b)	(472,376)
Income before income tax expense and equity in income from Banfield	650,818	(484,586)		166,232
Income tax expense	(247,514)	184,649	(c)	(62,865)
Equity income from Banfield	22,250	—		22,250
Net income	$425,554	$(299,937)		$125,617

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

12

Unaudited Pro Forma Consolidated Statement of Income for the 39 weeks ended November 2, 2014

(In thousands)

	Historical			Pro Forma
	(unaudited)	Adjustments		(unaudited)
Merchandise sales	$4,557,366	$—		$4,557,366
Services sales	609,716	—		609,716
Other revenue	31,106	—		31,106
Net sales	5,198,188	—		5,198,188
Cost of merchandise sales	3,194,731	9,207	(a)	3,203,938
Cost of services sales	414,233	—		414,233
Cost of other revenue	31,106	—		31,106
Total cost of sales	3,640,070	9,207		3,649,277
Gross profit	1,558,118	(9,207)		1,548,911
Operating, general and administrative expenses	1,072,394	38,566	(a)	1,110,960
Operating income	485,724	(47,773)		437,951
Interest expense, net	(38,634)	(315,627	)(b)	(354,261)
Income before income tax expense and equity in income from Banfield	447,090	(363,400)		83,690
Income tax expense	(169,164)	137,498	(c)	(31,666)
Equity income from Banfield	16,112	—		16,112
Net income	$294,038	$(225,902)		$68,136

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

13

Unaudited Pro Forma Consolidated Statement of Income for the 39 weeks ended November 3, 2013

(In thousands)

	Historical			Pro Forma
	(unaudited)	Adjustments		(unaudited)
Merchandise sales	$4,502,272	$—		$4,502,272
Services sales	580,474	—		580,474
Other revenue	29,015	—		29,015
Net sales	5,111,761	—		5,111,761
Cost of merchandise sales	3,123,671	9,207	(a)	3,132,878
Cost of services sales	409,136	—		409,136
Cost of other revenue	29,015	—		29,015
Total cost of sales	3,561,822	9,207		3,571,029
Gross profit	1,549,939	(9,207)		1,540,732
Operating, general and administrative expenses	1,073,202	38,566	(a)	1,111,768
Operating income	476,737	(47,773)		428,964
Interest expense, net	(38,926)	(315,786	)(b)	(354,712)
Income before income tax expense and equity in income from Banfield	437,811	(363,559)		74,252
Income tax expense	(161,094)	133,772	(c)	(27,322)
Equity income from Banfield	11,287	—		11,287
Net income	$288,004	$(229,787)		$58,217

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

14

Unaudited Pro Forma Consolidated Statement of Income for the 52 weeks ended February 2, 2014

(In thousands)

	Historical			Pro Forma
	(unaudited)	Adjustments		(unaudited)
Merchandise sales	$6,111,702	$—		$6,111,702
Services sales	766,006	—		766,006
Other revenue	38,919	—		38,919
Net sales	6,916,627	—		6,916,627
Cost of merchandise sales	4,222,542	12,276	(a)	4,234,818
Cost of services sales	539,229	—		539,229
Cost of other revenue	38,919	—		38,919
Total cost of sales	4,800,690	12,276		4,812,966
Gross profit	2,115,937	(12,276)		2,103,661
Operating, general and administrative expenses	1,422,619	51,421	(a)	1,474,040
Operating income	693,318	(63,697)		629,621
Interest expense, net	(51,779)	(421,048	)(b)	(472,827)
Income before income tax expense and equity in income from Banfield	641,539	(484,745)		156,794
Income tax expense	(239,444)	180,923	(c)	(58,521)
Equity income from Banfield	17,425	—		17,425
Net income	$419,520	$(303,822)		$115,698

See accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income.

15

Notes to the Unaudited Pro Forma Consolidated Statements of Income

The Merger will be accounted for as a business combination using the acquisition method of accounting under the provisions of ASC Topic 805, Business Combinations under GAAP. Under the acquisition method of accounting, the total estimated purchase price of an acquisition is allocated to the net tangible and intangible assets based on their estimated fair values. Such valuations are based on available information and certain assumptions that we believe are reasonable. Management, with the assistance of an independent third party, has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The final determination of these estimated fair values, their useful lives and the amortization methods is subject to completion of an ongoing assessment and will be available after the completion of the Transactions. The results of the final allocation could be materially different from the preliminary allocation set forth in this offering memorandum and may result in material adjustments to the unaudited pro forma consolidated financial statements, including but not limited to cost of sales, operating, general and administrative expenses, amortization, interest expense and income taxes.

As it is not yet known what the management fee imposed by the Investor Group will be after the completion of the Transactions, no adjustment has been made to the unaudited consolidated statements of income for the management fee. Due to our normal inventory turns of approximately 4 times a year, we believe the step-up in the value of merchandise inventories would not have a continuing impact on our cost of sales, and therefore no adjustment has been made to the unaudited pro forma consolidated statements of income for inventory. Adjustments to the unaudited pro forma consolidated statements of income are described in the notes below:

(a)	Represents the adjustment to depreciation expense related to the increase in fair value of property and equipment recognized in connection with the Transactions, as follows (in thousands):

	Average remaining	Increase in tangible
	useful lives	assets acquired
	(in years)	(in thousands)
Increase in property and equipment	7.0	$138,600

	52 Weeks Ended	39 Weeks Ended	39 Weeks Ended	52 Weeks Ended
	November 2, 2014	November 2, 2014	November 3, 2013	February 2, 2014
Incremental depreciation for property and equipment	$19,800	$14,849	$14,849	$19,800

Allocation of incremental depreciation to cost of sales	$12,276	$9,207	$9,207	$12,276
Allocation of incremental depreciation to operating, general and administrative expenses	$7,524	$5,642	$5,642	$7,524
Total incremental depreciation for property and equipment	$19,800	$14,849	$14,849	$19,800

In addition, represents the adjustment to amortization expense to operating, general and administrative expenses related to the amortizable intangible assets recognized in connection with the Transactions, as follows (in thousands):

	52 Weeks Ended	39 Weeks Ended	39 Weeks Ended	52 Weeks Ended
	November 2, 2014	November 2, 2014	November 3, 2013	February 2, 2014
Non-Compete agreements (useful life of 1.5 years)	$40,000	$30,000	$30,000	$40,000
Proprietary software (useful life of 3.0 years)	467	350	350	467
Pet360 Tradenames and trademarks (useful life of 5.0 years)	540	405	405	540
Pet360 Content (useful life of 8.0 years)	1,050	788	788	1,050
Pet360 Technology (useful life of 2.0 years)	350	263	263	350
Pet360 Customer Relationships (useful life of 5.1 years)	1,490	1,118	1,118	1,490
Total pro forma amortization expense	$43,897	$32,924	$32,924	$43,897

16

The total adjustment to operating, general and administrative expenses for depreciation on the increase in fair value for property and equipment and the intangible assets recognized in connection with the Transactions, is as follows:

	52 Weeks Ended	39 Weeks Ended	39 Weeks Ended	52 Weeks Ended
	November 2, 2014	November 2, 2014	November 3, 2013	February 2, 2014
Incremental depreciation for increase in property and equipment	$7,524	$5,642	$5,642	$7,524
Pro forma amortization expense for new intangible assets	43,897	32,924	32,924	43,897
Total pro forma adjustment to operating, general and administrative expense	$51,421	$38,566	$38,566	$51,421

(b)	Reflects pro forma interest expense resulting from our new capital structure as follows (in thousands):

	52 Weeks Ended	39 Weeks Ended	39 Weeks Ended	52 Weeks Ended
	November 2, 2014	November 2, 2014	November 3, 2013	February 2, 2014
Interest on New Term Loan Facility of $4,300 million and the notes offered hereby of $1,900 million at an assumed weighted average cash interest rate of 6.5%(1)	$388,500	$291,375	$291,375	$388,500
Cash commitment fee on undrawn New ABL Facility(2)	2,502	1,877	1,877	2,502
New ABL Facility letter of credit fees at an assumed 1.375%	1,139	854	854	1,139
Amortization of deferred financing costs(3)	22,462	16,818	16,929	22,573
Amortization of original issuance discount(4)	6,286	4,703	4,751	6,334
Pro forma adjustment to interest expense	$420,889	$315,627	$315,786	$421,048

(1)	A 0.125% change in the weighted average interest rate would increase/decrease pro forma annual interest expense on the $6,200.0 million aggregate indebtedness at the closing of the Transactions by approximately $7.8 million.
(2)	Per annum commitment fee of 0.375% on the assumed $750.0 million of undrawn balance on the New ABL Facility, excluding outstanding letters of credit of $82.8 million.
(3)	Reflects the debt amortization expense related to the new debt structure based on $156.0 million of estimated financing fees incurred (including rating agency fees) and will be amortized over the life of the respective debt, which is between 5 and 8 years. Amortization of deferred financing costs is calculated using an effective interest rate method, except for amortization of deferred financing costs for our New ABL Facility, which is calculated using a straight-line method.
(4)	Reflects the amortization of the original issuance discount of 1% related to the New Term Loan Facility over the term of 7 years. Amortization of original issuance discount is calculated using an effective interest method.

The estimated interest expense rates set forth above are solely for illustrative purposes and reflect assumptions with respect to the debt financing for the Transactions. For purposes of the pro forma consolidated statements of income, we have not shown the charge associated with expensing of professional fees related to the Merger as this impact is non-recurring.

(c)	Represents the tax effect of the pro forma adjustments to income before income tax expense and equity income from Banfield using the same effective tax rate as the historical financials, as follows:

	52 Weeks Ended	39 Weeks Ended	39 Weeks Ended	52 Weeks Ended
	November 2, 2014	November 2, 2014	November 3, 2013	February 2, 2014
Effective tax rate for pro forma adjustments	38.0%	37.8%	36.8%	37.3%

We expect our effective tax rate in future years, however, to vary from these noted historical rates.

17

Contractual Obligations

The following table summarizes our contractual obligations, net of estimated sublease income, as of November 2, 2014, after giving pro forma effect to the Transactions, and the effect that such obligations are expected to have on our liquidity and cash flows in future periods (in thousands):

Contractual Obligation(1)	2014	2015 & 2016	2017 & 2018	2019 and Beyond	Other	Total
Operating lease obligations(2)	$325,830	$635,918	$475,116	$491,633	$—	$1,928,497
Capital lease obligations(2)(3)	115,340	227,670	178,403	204,548	—	725,961
Long-term debt obligations(4)	10,750	86,000	86,000	6,017,250	—	6,200,000
Purchase obligations(5)	30,202	97,487	37,600	—	—	165,289
Uncertain tax positions(6)	—	—	—	—	17,760	17,760
Insurance obligations(7)(8)	—	31,643	—	—	65,578	97,221
Total	$482,122	$1,078,718	$777,119	$6,713,431	$83,338	$9,134,728
Less: Sublease income	3,248	5,719	2,567	1,367	—	12,901
Net Total	$478,874	$1,072,999	$774,552	$6,712,064	$83,338	$9,121,827

(1)	Operating lease obligations, Capital lease obligations and Sublease income amounts in the above table are as of February 2, 2014.
(2)	In addition to the commitments scheduled above, we have executed operating and capital lease agreements with total minimum lease payments of $157.4 million. The typical lease term for these agreements is 10 years. We do not have the right to control the use of the property under these leases as of February 2, 2014, because we have not taken physical possession of the property.
(3)	Includes $207.5 million in interest for the total capital lease obligations.
(4)	Represents minimum long-term debt principal payment obligations.
(5)	Represents purchase obligations for product and advertising commitments.
(6)	Unrecognized tax benefits, as shown in “Other,” have been recorded as liabilities, and we are uncertain as to if or when such amounts may be settled.
(7)	Insurance obligations included in “2015 & 2016” have been classified as current as of November 2, 2014. We are unable to estimate the specific period to which the obligations will relate between the thirteen weeks ended February 1, 2015 and the thirty nine weeks ended November 1, 2015.
(8)	Insurance obligations included in “Other,” have been classified as noncurrent liabilities as of November 2, 2014. We are unable to estimate the specific year to which the obligations will relate beyond November 1, 2015.

Legal Proceedings

We are involved in the legal proceedings described below and are subject to other claims and litigation arising in the normal course of our business. We have made accruals with respect to certain of these matters, where appropriate, that are reflected in our consolidated financial statements but are not, individually or in the aggregate, considered material. For other matters, we have not made accruals because we have not yet determined that a loss is probable or because the amount of loss cannot be reasonably estimated. While the ultimate outcome of the matters

18

described below cannot be determined, we currently do not expect that these proceedings and claims, individually or in the aggregate, will have a material effect on our consolidated financial position, results of operations or cash flows. The outcome of any litigation is inherently uncertain, however, and if decided adversely to us, or if we determine that settlement of particular litigation is appropriate, we may be subject to liability that could have a material adverse effect on our consolidated financial position, results of operations or cash flows. Accordingly, we disclose matters below for which a material loss is reasonably possible. In each case, however, we have either determined that the range of loss is not reasonably estimable or that any reasonably estimable range of loss is not material to our consolidated financial statements.

In May 2012, we were named as a defendant in Moore, et al. v. PetSmart, Inc., et al., a discrimination and wage-and-hour lawsuit, which was originally filed in the California Superior Court for the County of Alameda. PetSmart removed the case to the U.S. District Court for the Northern District of California. The complaint brings both individual and class action claims, first alleging that PetSmart failed to engage in the interactive process and failed to accommodate the disabilities of four current and former named associates. The complaint also alleges on behalf of current and former hourly store associates that PetSmart failed to provide pay for all hours worked (including overtime pay for service performed in excess of 40 hours per week), failed to properly reimburse associates for business expenses, failed to properly calculate and pay vacation, failed to provide suitable seating, and failed to provide timely and uninterrupted meal and rest periods. The lawsuit seeks compensatory damages, statutory and civil penalties, and other relief, including attorneys’ fees, costs, and injunctive relief. In January 2014, the parties entered a proposed settlement agreement to resolve this matter in line with reserves that were established for this case in the first and second quarters of 2013. The motion for preliminary approval of the settlement was filed on January 31, 2014. In March 2014, the court heard oral arguments on the motion for preliminary approval of the proposed settlement. In May 2014, the court approved the motion. Notices were mailed to potential class members in November 2014. In November 2014, the parties filed a Joint Stipulation regarding modifications to the settlement agreement which included among other things, an additional class representative, Jeanette Negrete, who has a related case pending, as described below, and her counsel as additional class counsel. A hearing on the final approval of the settlement is scheduled for March 2015.

In September 2012, a former associate named us as a defendant in McKee, et al. v. PetSmart, Inc., which is currently pending before the U.S. District Court for the District of Delaware. The class action seeks to assert a Fair Labor Standards Act collective action on behalf of PetSmart’s operations managers nationwide. The complaint alleges that PetSmart has misclassified operations managers as exempt and as a result failed to pay them overtime for hours worked in excess of forty hours per week. The plaintiffs seek compensatory damages, liquidated damages, and other relief, including attorneys’ fees, costs, and injunctive relief. The plaintiffs filed a motion for conditional certification in September 2013, which was granted. The court conditionally certified a collective action consisting of all current and former operations managers employed by PetSmart at any time in the preceding three-year period. Notices were sent to potential class members in February 2014, and the 60-day period within which recipients may consent to join the lawsuit closed in April 2014. Several individuals joined the case as party-plaintiffs. Discovery is closed. On November 17, 2014, we filed a motion for summary judgment. On November 20, 2014, the plaintiffs filed a motion for final certification and we filed a motion for decertification. All three motions are fully briefed and remain pending.

Also in September 2012, a former groomer filed a lawsuit against us captioned Negrete, et al. v. PetSmart, Inc. in the California Superior Court for the County of Shasta. The plaintiff seeks to assert claims on behalf of current and former California groomers, alleging that PetSmart failed to provide pay for all hours worked, failed to properly reimburse associates for business expenses, failed to provide proper wage statements, failed to properly calculate and pay vacation, and failed to provide timely and uninterrupted meal and rest periods. The lawsuit seeks compensatory damages, statutory and civil penalties, and other relief, including attorneys’ fees, costs, and injunctive relief. On June 14, 2013, we removed the case to the U.S. District Court for the Eastern District of California and subsequently filed a motion to transfer the case to the U.S. District Court for the Northern District of California. On November 1, 2013, the court deemed the Negrete and the Moore actions related and the Negrete action was reassigned to the same judge overseeing the Moore action. All deadlines have been stayed until the case management conference, which is currently scheduled for February 2015.

On February 20, 2013, a former groomer in California filed a complaint in the Superior Court of California for the County of Orange captioned Pace v. PetSmart, Inc. PetSmart removed the case to the U.S. District Court for the Central District of California. The plaintiff sought to certify a class of all former PetSmart employees in California since February 20, 2010, who were not paid all wages owed within 72 hours of their separations. The plaintiff

19

challenges PetSmart’s use of pay cards for separation payments and seeks waiting time penalties, attorneys’ fees, and other relief. The plaintiff also asserts claims under California’s Private Attorney General Act as well as individual claims for wrongful termination and disability discrimination. The plaintiff filed a motion for class certification on January 31, 2014, and a hearing was held in March 2014. In June 2014, the court granted the motion in part and certified a class of associates from February 2010 to the present who elected to receive their pay through check or direct deposit but received their final wages in a pay card kit. The court declined to certify the larger proposed class of associates who were purportedly paid wages more than 72 hours after their last date of employment. Notices were mailed to potential class members in July 2014. In December 2014, the parties entered a settlement agreement to resolve this matter in line with previously established reserves. The motion for preliminary approval of the settlement was filed on January 12, 2015 and the court granted the motion for preliminary approval of the settlement on January 14, 2015. Notices are expected to be mailed to potential class members in February 2015. A final approval and fairness hearing is scheduled for May 4, 2015.

Following the December 14, 2014 announcement that PetSmart entered into an agreement to be acquired by a consortium led by BC Partners, eight putative class action lawsuits were filed in the Delaware Court of Chancery challenging the transaction. The cases are captioned Soffer v. Lenhardt, et al., C.A. No. 10482-VCN, Sharkey v. PetSmart, Inc., et al., C.A. No. 10496-VCN, Lipovich v. PetSmart, Inc., et al., C.A. No. 10504-VCN, Wayne County Employees’ Retirement System v. BC Partners, Inc., et al., C.A. No. 10514-VCN, City of Atlanta Firefighters Pension Plan v. Lenhardt et al., C.A. No. 10527-VCN, Levine v. PetSmart et al., C.A. No. 10516-VCN, Seawell et al. v. PetSmart Inc. et al., C.A. No. 10541-VCN, and Mardossian v. PetSmart et al., No. 10607-VCN. PetSmart is a named defendant in six of the eight lawsuits. The complaints generally allege, among other things, that the PetSmart board of directors breached their fiduciary duties by agreeing to the transaction at an inadequate price and through an inadequate process and by agreeing to deal terms that allegedly prevent a superior offer for PetSmart. The complaints also allege that PetSmart and/or some or all of the other entity defendants aided and abetted the directors’ alleged breaches of duty. The complaints seek, among other things, to enjoin the transaction or to rescind the transaction if consummated and attorney’s fees and other costs.

We are involved in the defense of various other legal proceedings that we do not believe are material to our consolidated financial statements.

20